Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated May 12, 2011, with respect to the consolidated financial statements and internal control over financial reporting of Bond Street Holdings, Inc. and our reports dated September 19, 2011, with respect to the Statements of Assets Acquired and Liabilities Assumed of Sunshine State Community Bank, First National Bank of Central Florida, Cortez Community Bank and Coastal Bank contained in Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in Amendment No. 1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Boston, Massachusetts
September 19, 2011